Exhibit 10.16

DISTRIBUTORSHIP AGREEMENT

THIS A GREEMENT made this 11th day of September 2023, by and between SCANTECH IDENTIFICATION BEAM SYSTEMS LLC, whose principal place of business is located at 1735 Enterprise Dr, Buford, GA 30518 - USA (hereinafter referred to as "ScanTech" or "Manufacturer"), a corporation incorporated under the laws of the State of Georgia, having its principal office in Buford GA, and VISIONTEC SYSTEMS, a company organized under the laws of the province of Ontario Canada, with offices at 1-247 Armstrong Ave, Georgetown, ON L7G 4X6 Canada (hereinafter referred to as "Visiontec" or "Distributor"), with Manufacturer and Distributor collectively referred to as the "Parties". For good and valuable consideration, the sufficiency of which is hereby acknowledged by all Parties, Manufacturer and Visiontec agree as follows:

1.	ScanTech Identification Beam Systems LLC is engaged in the development, manufacture and sale of the X-ray screening technology as more fully described in Exhibit A hereto, which may be amended from time to time by Manufacturer (the Products).

2.	Distributor is experienced in the sale, distribution and technical support of the Products either directly or through its subsidiaries or divisions.

3.	Appointment and Acceptance - Manufacturer hereby appoints Distributor as its exclusive distributor and agent in the Territory as defined in Exhibit B with respect to the Products as defined in Section 5. Manufacturer shall not grant or otherwise promise the same or similar rights or any right to sale, offer to sell, market, distribute, rent, loan or otherwise make the Products available in the Territory to any other entity with respect to the Territory, except in the circumstances covered by Clauses 7 and 12c. The exclusivity of Distributor with respect to the Territory is a material tenn of this Agreement.

4.	Products - The "Products" of the Manufacturer to be promoted for sale and to be sold by the Distributor are all products and services ofmanufacturer set forth in Exhibit A.

5.	Product Pricing - Distributor's pricing is defined in Exhibit A. The sale price of the Products will be negotiated by the Parties. Any special pricing requests shall be negotiated on a case-by-case basis. All pricing for the Products shall be made in U.S. Dollars.

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6.	Manufacturer OEM Agreements - Manufacturer has signed OEM Agreements (which means other companies are allowed to distribute equipment made by Manufacturer but using another brand) throughout the world. This does not mean and cannot be interpreted as any breach to the exclusivity clause herein described unless those products are sold, marketed or offered for sale, distribution, rental, placement, loan or in any other way offered for placement in the Territory without prior written pennission of the Distributor.

7.	Order -An Order shall mean any commitment to purchase Manufacturer's products that calls for shipment into Distributor's territory or to any Customers affiliated with the Distributor.

8.	Acceptance of Orders - All Orders are subject to acceptance or rejection by an authorized officer of the Manufacturer and to the approval of Manufacturer's credit department. The Manufacturer shall be responsible for all credit 1isks and collections. If the Manufacturer notifies the Distributor of its acceptance or rejection of an order, a copy of any written notification shall be transmitted to the Distributor.

a.	Each order shall be a finn purchase order in writing specifying (a) the Products ordered, (b) the quantity of each Product to be purchased and (c) requested delivery dates. All purchase orders shall be in writing signed by Distributor and sent to Manufacturer by email. Manufacturer will review all purchase orders received and will send the Distributor an order confirmation, for all purchase orders that have been accepted by Manufacturer.

b.	All payments for the Products shall be made in U.S. Dollars.

9.	Terms of Sale - All sales between the Manufacturer and Distributor shall be at prices and upon tenns established by the Manufacturer and defined in Exhibit A or as negotiated. The Manufacturer shall have the right, in its discretion, from time to time, to establish, change, alter or amend prices and other terms and conditions of sale. The Distributor shall not accept orders in the Manufacturer's name.

10.	Payment Terms - All payments to Manufacturer, unless otherwise agreed upon in advance, will be due Net 30 days from EXW ScanTech - Buford, GA USA ship date of Manufacturer's products to Distributor. Manufacturer may request progress payments as negotiated with Distributor on a case-by-case basis. All payments will be made in U.S. Dollars according to the equipment model ordered as listed in the Exhibit A.

11.	The Distributor's Relationship and Conduct of Business:

a.	Distributor shall maintain a sales presence in the defined Territory and devote such time as may be reasonably necessary to sell and promote the Manufacturer's products within the Territory.

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b.	Distributor shall not sell the Products, directly or indirectly, outside the Territory without the knowledge and prior written pennission of Manufacturer.

c.	Should the Distributor elect not to bid on any customer sales opportunity in their exclusive Territory, for any reason, where Manufacturer products are technically qualified for the purchase requirements and Distributor has notified Manufacturer in writing that it will not elect to bid on the opportunity, Manufacturer retains the right to sell or assign the omitted sales opportunity to a Distributor of its choice. The Parties agree to inform each other about any sales oppmiunities of which they are aware in the Territory.

d.	Distributor will:

1.	Conduct all its business in its own name and in such manner it may see fit.

11.	Pay all expenses whatever of its office and activities, and

111.	Be responsible for the acts and expenses of its employees.

e.	Nothing in this Agreement shall be construed to constitute the Distributor as the partner, employee or agent of the Manufacturer nor shall either paity have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible only for its own actions.

f.	The Distributor shall not, without the Manufacturer's prior written approval, alter, enlarge, or limit orders; make representations or guarantees concerning the Manufacturer's products; or accept the return of, or make any allowance for such products.

g.	The Distributor shall furnish to the Manufacturer's Credit Department any infonnation that it may have from time to time relative to the credit standing of the Distributor's organization or any of its customers. The Distributor may be required to assist in the collection of past due accounts receivable balances from their customers when deemed necessary by the Manufacturer.

h.	The Distributor shall abide by the Manufacturer's policies and communicate same to the Distributor's customers.

1.	Distributor must submit to Manufacturer the sales forecast of his Territories upon signing this agreement and semi-annually on January 1 and July 1 thereafter. Distributor hereby acknowledges that concentrated effort on its part is essential if this Agreement is to realize the success contemplated by the Parties.

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J.	The Manufacturer shall be solely responsible for the design, development, supply, production and performance of its products and the protection of its patents, trademarks and trade names. The Manufacturer agrees to and shall indemnify and hold Distributor hannless from and against and to pay all losses, costs, damages or expenses whatsoever, including reasonable attorney's fees, which the Distributor may sustain or incur on account of infringement or alleged infringement of patents, trademarks, trade names, other intellectual property right or breach of warranty in any way resulting from the sale of Manufacturer's products.

k.	Manufacturer hereby grants permission for Distributor to display the Manufacturer trademark in relation to the Products as may be appropriate to market and sell the Products in the Territory. Distributor shall not use any portion of Manufacturer's trademark or service mark (collectively "Marks") as part of Distributor's firm, corporate or business name, and shall not use the trademark in any way other than to designate the Products. Distributor agrees to obtain the prior written approval from Manufacturer for the manner in which Distributor displays the trademark in Distributor's marketing materials and website and at trade shows. Distributor hereby acknowledges Manufacturer's proprietary rights in the Marks and undertakes not to do anything, during or after the term of this Agreement, that could adversely affect such proprietary rights or the distinctiveness of the Marks. Distributor shall exercise reasonable vigilance to detect and shall report to Manufacturer any instances coming to Distributor's attention of infringement by any party of the Marks. During the term of this Agreement, Distributor shall be entitled to add the Products to its sales brochures, website and product list. Distributor shall be responsible for the expense of product promotion in the Territory. Distributor shall provide Manufacturer with copies of any documents created by the Distributor to promote or inform the Distributors customers of the products. Manufacturer will not be responsible for the content of any documents produced by the Distributor.

l.	The Manufacturer shall furnish to the Distributor, demonstration technology where available and to be determined by Manufacturer, catalog software files, literature software files and any other material software files necessary for the proper promotion and sale of its products in the territory. Any literature which is not used or other equipment belonging to the Manufacturer shall be returned to the Manufacturer at its request.

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m.	If for any reason, excluding sale of the product to the Distributor, the Distributor, at the Manufacturer's request, takes possession of Manufacturer's product(s), the risk of loss or damage to or destruction of such product(s) shall be borne by the Manufacturer, and the Manufacturer shall indemnify and hold the Distributor hannless against any claims, debts, liabilities or causes of action resulting from any such loss, damage, or destruction.

n.	The Manufacturer will keep the Distributor fully informed about sales and promotional policies and programs affecting the Distributor's Territory. The Distributor agrees to keep the Manufacturer fully infonned about sales and promotional policies and programs affecting the Distributor's Territory.

o.	Distributor is responsible for all installations of Products sold by itself including initial uncrating, turning on, testing, adjusting, conducting performance verification, conducting a radiation survey and delivering the equipment 'turnkey' to the end user.

12.	Manufacturers Responsibilities:

a.	The Manufacturer will provide the Distributor spare parts at Distributor pricing for systems sold for a minimum period of 5 years after the waiTanty expires, unless otherwise specified prior to an order for the product being accepted.

b.	The Manufacturer will infonn and make available to the Distributor all software updates or upgrades at a Distributor price for systems sold.

c.	The Manufacturer will infonn the Distributor of all updates made to the Products in a timely manner.

13.	Term of Agreement and Termination -This Agreement shall be effective on the Effective Date and shall continue in force for a three (3) year period. Six (6) months prior to the expiry of the contract the Manufacturer will review the contract performance with the Distributor and may renew the entire contract including any or all of the Territories covered by the contract based on this review.

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This Agreement may be terminated:

a.	By the Manufacturer:

1.	If the Distributor, without Manufacturer's written consent, offers, promotes or sells any product which is competitive with any Product the Distributor is to offer, promote or sell for the Manufacturer in accordance with the terms of this Agreement, and written notice of this breach of the Agreement is mailed by Registered or Certified mail to or served upon the Distributor, and the breach is not cured within ten (10) days after receipt of such notice by the Distributor, and written notice of termination is mailed by Registered or Certified mail to or served upon the Disttibutor.

b.	By Distributor:

1.	If the Manufacturer fails to supply Products as agreed herein, or fails to ensure that third parties do not interfere with the exclusivity of Distributor's rights in the Territory under this Agreement and written notice of this breach of the Agreement is mailed by Registered or Certified mail to or served upon the Manufacturer, and the breach is not cured within ten (10) days after receipt of such notice by the Manufacturer, and written notice of termination is mailed by Registered or Certified mail to or served upon the Manufacturer.

c.	By either party:

1.	In the event the other Party's unreasonable and repeated failure to perform the terms and conditions of this Agreement and written notice of the failure is mailed by Registered or Certified mail to or served upon that Party, and the failure is not cured within thirty (30) days after receipt of such notice, and written notice of tennination is mailed by Registered or Certified mail to or served on that Party, or;

11.	One year following written notice to the Manufacturer or Distributor by Registered or Certified mail in the event the Manufacturer or Distributor sells substantially all of the assets of its business or there is a change of 50% or more of its present ownership, or it is merged with another firm, corporation or business and the Manufacturer or Distributor is not the surv1vmg company.

111.	Upon immediate written notice to the other Party by Registered or Certified mail in the event that Party has filed or has filed against it a petition in bankruptcy (which is not dismissed within thirty (30) days after it is filed) or that Party makes an assignment for the benefit of creditors, or;

1v.	By mutual written agreement.

14.	Surviving Obligations -Termination or expiration of this Agreement shall not relieve either Party from full performance of any mutually agreed obligations incurred prior thereto. Such obligations may include maintaining product, spare parts and/or services pricing and availability as contracted with end-customers during the Agreement Term.

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15.	Order Cancellation -_Distributor may cancel any order prior to shipment. Any cancellation must be in writing. Canceled purchase orders, with a total value of more than $300,000.00 (three hundred thousand dollars USD) are subject to restocking fees of 3%.

16.	General-This Agreement contains the entire understanding of the parties, shall supersede any other oral or written agreements, and shall be binding upon and inure to the benefit of the parties' successors and assigns. It may not be modified in any way without the written consent of both parties. The Distributor shall not have the right to assign this Agreement in whole or in part without the Manufacturer's written consent.

17.	Indemnification - Distributor shall indemnify, defend and hold harmless Manufacturer and its officers, director, shareholders, affiliates, agents, representatives, employees, successors and assigns (collectively, the "Related Manufacturer Parties") from and against any and all liabilities, losses, damages, injuries, costs, expenses, causes of action, claims, suits, demands, legal proceedings, assessments and similar matters, including without limitation attorneys' fees resulting from or arising out of the failure or negligence of Distributor to fully and completely perfonn and comply with its obligations hereunder or any act or omission of Distributor or any of Distributor's officers, director, shareholders, affiliates, agents, representatives, employees and successors.

Manufacturer shall indemnify, defend and hold hannless Distiibutor and its officers, director, shareholders, affiliates, agents, representatives, employees, successors and assigns (collectively, the "Related Distributor Parties") from and against any and all liabilities, losses, damages, injuries, costs, expenses, causes of action, claims, suits, demands, legal proceedings, assessments and similar matters, including without limitation attorneys' fees resulting from or arising out of the failure or negligence of Manufacturer to fully and completely perform and comply with its obligations hereunder or any act or omission of Manufachirer or any of Manufacturer's officers, director, shareholders, affiliates, agents, representatives, employees and successors.

18.	Construction of Agreement - This Agreement shall be construed according to the laws of the State of Georgia (USA).

19.	Complete Agreement - This Agreement is the complete agreement between the Parties with regard to the subject made hereof. There are no representations or agreements between the Parties except those set forth herein.

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20.	Severability - In the event any one or more of the provisions herein shall be determined to be invalid or unenforceable, the remaining provisions shall not be affected or impaired by such invalidity or unenforceability.

21.	Disputes and Arbitration - The parties agree that any disputes or questions arising hereunder, including the construction or application of this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in force. If the parties cannot agree upon an arbitrator within ten (10) days after demand by either of them, either or both parties may request the American Arbitration Association to name a panel of five (5) arbitrators. The parties agree to adhere to the American Arbitration Association's process for selecting an arbitrator. The decision of the arbitrator shall be final and binding upon the parties both as to law and to fact and shall not be appealable to any court in any jurisdiction. The expenses of the arbitrator shall be shared equally by the parties, unless the arbitrator determines that the expenses shall be otherwise assessed.

22.	Product Warranty - Manufacturer to wainnty such Products for parts and labor for not less than twelve months after date of installation or eighteen months after date of shipment, whichever is less. Installation should be executed within three months of Distributor equipment delivery receipt unless otherwise required by the end user or customer and agreed by the Manufacturer. Distributor must provide Manufacturer with system serial number and system installation documentation, address and End User contact information.

23.	Services - Manufacturer shall, at the request of Distiibutor, make reasonable attempts to provide technical support, training or other services to Distributor or its customers. Manufacturer will make such services available to Distributor on an as-needed basis. Manufacturer shall attempt to collaborate with Distributor to avoid excessive fees. Distributor shall be responsible for its staff time, travel and per diem related costs associated with the training.

24.	Parts and Labor Warranty- Manufacturer's obligations with respect to the Product's parts and labor are strictly limited to the Product Warranty.

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25.	Insurance - Distributor and Manufacturer shall maintain adequate insurance to cover its obligations hereunder. Distributor and Manufacturer shall provide evidence of such coverage upon request.

a.	Manufacturer represents and wan-ants that it does and shall can-y and maintain, at its sole expense, with financially sound and reputable insurers with an AM Best rating of not less than "A-" or an S&P rating of not less than "A-," insurance coverage (including workers' compensation, etTors and omissions, and commercial general liability) with respect to the conduct of its business in such amounts as are customary for well-insured companies engaged in similar business, and in no event less than $10,000,000 US for each occurrence for products liability coverage.

b.	Distributor represents and wanants that it does and shall catTy and maintain, at its sole expense, with financially sound and reputable insurers with an AM Best rating of not less than "A-" or an S&P rating of not less than "A-," insurance coverage (including workers' compensation, e1rnrs and omissions, and commercial general liability) with respect to the conduct of its business in such amounts as are customary for well-insured companies engaged in similar business, and in no event less than $10,000,000 US for each occwTence for products liability coverage.

26.	Confidential Information - The Parties agree to maintain in confidence and not to disclose, reproduce, or copy any software, hardware, materials or specifications, client lists, pricing, marketing efforts and strategies, common proprietary or company classified information that are provided to the other Party during the performance of this Agreement and clearly marked as "Confidential". Each party agrees to use the other party's confidential infonnation only as authorized in this Agreement and to use diligent eff01ts, and at least the same degree of care used to protect its own confidential information, during the term of the Agreement and following its expiration or termination.

27.	Foreign Corrupt Practices - Distributor agrees to conduct its business within the bounds of applicable law and regulation, including the United States Foreign Corrupt Practices Act. The Distributor hereby states that he has read, understands and will comply with the terms of the Foreign Corrupt Practices Act as applicable, a copy of which is attached hereto as Exhibit C.

28.	Data and Proprietary Rights - Manufacturer retains for itself exclusively all proprietary rights (including manufacturing rights) in and to all designs, engineering details, and other data pertaining to the Products, and to all discoveries, inventions, patent rights, products, and all other property rights arising out of work done solely by Manufacturer. A copyright notice on any data does not by itself constitute or evidence a publication or public disclosure.

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29.	Force Majeure - Neither Party shall be liable to the other Party for any alleged loss or damages resulting from delays in perfonnance (including loss or damages resulting from delivery of the Products being delayed) caused by any act of God, fire, casualty, flood, war, failure of public utilities, injunction, or any act, exercise, assertion, or requirement of governmental authority, earthquake, labor strike, riot, accident, shortage, delay in transp01iation, or any other cause beyond the reasonable control of the party invoking this provision. If such Party shall have used its best effoits to avoid such occmTence and minimize its duration, and has given prompt written notice to the other Party, then the affected Party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perfonn due to such occurrence.

30.	Governing Law - This Agreement shall be governed by, and construed and enforced in accordance with, the US and Georgia State laws.

31.	Notices - All notices, demands or other communications by either Party to the other shall be in writing and shall be effective upon personal delivery or if sent by mail seventy-two (72) hours after deposited in the United States mail, first class postage, prepaid, Registered or Certified, and all such notices given by mail shall be sent and addressed as follows until such time as another address is given by notice pursuant to this provision:

If to ScanTech (Manufacturer):
Dolan Falconer,
President & CEO
1735 Enterprise Dr,
Buford, GA 30518
USA

If to Visiontec Systems (Manufacturer Distributor):
David Corrigan
President
1-247 Armstrong Ave
Georgetown, ON L7G 4X6
CANADA

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written in multiple counterparts, each of which shall be considered an original.

ScanTech Identification Beam Systems LLC.

/s/ Dolan Falconer
Name: Dolan Falconer
Title: President & CEO

Visiontec Systems

/s/ David Corrigan
Name: David Corrigan
Title: President

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